UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 30, 2009

GLOBAL CASINOS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1507 Pine Street, Boulder, CO  80302
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 449-2100

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 5.02	DEPARTURE OF DIRECTORS
ITEM 8.01	OTHER EVENTS

     Effective November 30, 2009, Global Casinos, Inc., (the “Company”) consummated a Loan Document Purchase and Assignment Agreement (“Agreement”) with Astraea Investment Management, LP, as Trustee (“Assignor”) whereby Assignor, in consideration of the Purchase Price set forth in the Agreement, assigned to the Company all of Assignor’s right, title and interest in and to the Promissory Note and Loan Agreement (and other defined Loan Documents) dated January 17, 1997 in the original principal amount of $783,103.56 (the “Note”) made by Casinos U.S.A., Inc. (“Casinos USA”). Casinos USA is a wholly owned subsidiary of the Company that owns and operates the Bull Durham Casino in Blackhawk, Colorado.   The Note is secured by a senior deed of trust on the real property owned by Casinos USA which comprises the Bull Durham; and the deed of trust was also assigned to the Company.  A copy of the Agreement is filed herewith as Exhibit 10.1.

     Also effective November 30, 2009, the Company executed an Allonge and Loan Participation Agreement whereby the Company assigned and an unaffiliated third party (“Participant”) will jointly own, as tenants in common, the Note and Loan Documents (as defined therein).  For and in consideration of the payment to the Company in the amount of $250,000 and subject to the terms set forth in the Allonge and Loan Participation Agreement, the Company transferred and assigned to the Participant an undivided 34.7% interest in the Note.  A copy of the Allonge and Loan Participation Agreement is filed herewith as Exhibit 10.2.

     Concurrently with the foregoing, Barbara Fahey resigned as a director and executive officer of Casinos USA, and Harry Richard was removed as a director of Casinos USA.  As a result of these departures, Doug James is the sole officer and director of Casinos USA.

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title
10.1	Loan Document Purchase and Assignment Agreement
10.2	Allonge and Loan Participation Agreement

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Casinos, Inc (Registrant)

Dated: December 3, 2009	/s/ Clifford L. Neuman_______________ Clifford L. Neuman, President